Exhibit 99.2

Pericom Semiconductor: (NASDAQ: PSEM) Q4FY15 Earnings

2 Copyright Pericom Semiconductor Corp 2015 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q1FY16 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal first quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2015 Confidential Q4’15 Q3’15 Q4’14 FY15 FY14 Revenue $30.6M $31.8M $32.7M $128.8M $128.1M Gross Margin 48.4% 47.9% 43.0% 46.6% 41.6% Operating Income $4.4M $4.5M $2.9M $17.1M $8.8M Operating Margin 14.3% 14.1% 8.9% 13.3% 6.8% Net Income $4.3M $3.9M $2.8M $17.0M $8.5M Net Margin 14.1% 12.3% 8.6% 13.2% 6.6% EPS - diluted $0.18 $0.17 $0.12 $0.73 $0.36 Tax Rate 15% 23% 18% 23% 28% Q4FY15 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2015 Confidential Jun 2015 Cash & Investments $129M Working Capital $153M Total Assets $247M Total Liabilities $32M Shareholders’ Equity $216M Book Value / Share $9.71 Tangible Net Worth / Share $9.53 Cash & Investments / Share $5.82 Strong Balance Sheet

5 Copyright Pericom Semiconductor Corp 2015 Confidential » Market Segment » Networking / Telecom 30% » Consumer 14% » PC Notebook 19% » Server / Storage 14% » Embedded 14% » Others 9% » Product Line » ICs – 66% » Frequency Control Products (FCP) – 34% Q4 Revenue Mix » Geographic » Asia – 90% » N. America 6% » Europe 4% » Channel » Distribution – 68% » CMs – 25% » OEMs – 7% » Key End Customers » Top five – 30% » One end Customer > 10%

6 Copyright Pericom Semiconductor Corp 2015 Confidential » Introduced 20 new products: » Targeted to our focus market segments (in parenthesis) » Connectivity – 6 new products: » UART Bridge Family (Embedded, IoT ) » PCIe Bridge (Embedded, IoT , Computing) » Switching – 1 new product: » Wide range Level Shifting Switch – (Server, Storage, Data Center, Networking) » Timing – 9 new products: » High Performance Clock Buffers (Enterprise, Cloud Computing, Networking) » Low Power Clock Generators – (Enterprise, Cloud Computing, Networking) » Signal Integrity – 4 new products: » Additions to USB3 ReDriver family – (Mobility, Server, Consumer) » PCIe3/SATA3 ‘combo’ redriver – (Mobility chipsets/platforms) » HDMI/DP level shifting redriver (Consumer, Computing) New Products – 4QFY15

7 Copyright Pericom Semiconductor Corp 2015 Confidential Q1 FY16 Business Outlook (Non - GAAP) Range of Estimates Revenue $30.5M to $32.5M Gross Margin 46.0% to 48.0% Operating Expense Approx. $10.6M Other Income Approx. $1.3M Tax Rate Approx . 22%

8 Copyright Pericom Semiconductor Corp 2015 Confidential Pericom Semiconductor: Enabling High - speed Serial Connectivity ( Nasdaq : PSEM) Fiscal 4Q15 Earnings Q & A